Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 24, 2019

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2019 THIRD QUARTER FINANCIAL RESULTS
Board of Directors authorizes repurchase of up to $350 million of Common Stock
SANTA CLARA, Calif. — October 24, 2019 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2019.
Consolidated net income available to common stockholders for the third quarter of 2019 was $267.3 million, or $5.15 per diluted common share, compared to $318.0 million, or $6.08 per diluted common share, for the second quarter of 2019 and $274.8 million, or $5.10 per diluted common share, for the third quarter of 2018. Consolidated net income available to common stockholders for the nine months ended September 30, 2019 was $874.0 million, or $16.67 per diluted common share, compared to $707.6 million, or $13.15 per diluted common share, for the comparable 2018 period. For the third quarter of 2019, a net loss attributable to SVB Leerink was $1.4 million, or $0.03 per diluted common share. Net income for the nine months ended September 30, 2019 attributable to SVB Leerink was $8.2 million, or $0.16 per diluted common share.
"We delivered strong performance in the third quarter, driven by excellent balance sheet growth, solid core fee income, stable credit and healthy market gains, all of which reflect the continued health of and robust liquidity available to our clients," said Greg Becker, President and CEO of SVB Financial Group. "While declining short-term rates are pressuring net interest income and net interest margin for now, we believe our focus on execution will enable us to drive continued growth and profitability over the long term, with or without help from interest rates."
Highlights of our third quarter 2019 results (compared to second quarter 2019, unless otherwise noted) included:

•	Average loan balances of $29.8 billion, an increase of $0.4 billion (or 1.4 percent).

•	Period-end loan balances of $31.1 billion, an increase of $1.9 billion (or 6.3 percent).

•	Average fixed income investment securities of $25.1 billion, an increase of $2.0 billion (or 8.7 percent).

•	Period-end fixed income investment securities of $27.3 billion, an increase of $4.5 billion (or 19.6 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $7.4 billion (or 5.2 percent) to $150.1 billion.

•	Period-end total client funds increased $8.9 billion (or 6.1 percent) to $156.0 billion.

•	Net interest income (fully taxable equivalent basis) of $523.6 million, a decrease of $8.7 million (or 1.6 percent).

•	Provision for credit losses of $36.5 million, compared to $23.9 million.

•	Net loan charge-offs of $32.9 million, or 44 basis points of average total gross loans (annualized), compared to $16.6 million, or 23 basis points.

•
Net gains on investment securities of $29.8 million, compared to $47.7 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $15.2 million, compared to $29.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $37.6 million, compared to $48.3 million.

•
Noninterest income of $294.0 million, a decrease of $39.7 million (or 11.9 percent). Non-GAAP core fee income increased $4.8 million (or 3.1 percent) to $162.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $391.3 million, an increase of $7.8 million (or 2.0 percent).

•	Effective tax rate of 28.2 percent compared to 27.3 percent.

•
GAAP operating efficiency ratio of 48.04 percent, an increase of 361 basis points. Non-GAAP core operating efficiency ratio of 48.05 percent, an increase of 256 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

Third Quarter 2019 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Income statement:
Diluted earnings per common share	$5.15	$6.08	$5.44	$4.96	$5.10	$16.67	$13.15
Net income available to common stockholders	267.3	318.0	288.7	266.3	274.8	874.0	707.6
Net interest income	520.6	529.4	512.9	514.5	493.2	1,562.9	1,379.5
Provision for credit losses	36.5	23.9	28.6	13.6	17.2	89.0	74.2
Noninterest income	294.0	333.8	280.4	186.7	210.1	908.1	558.3
Noninterest expense	391.3	383.5	365.7	307.6	309.4	1,140.5	880.6
Non-GAAP core fee income (1)	162.2	157.3	154.2	146.0	131.7	473.8	369.8
Non-GAAP core fee income, including investment banking revenue and commissions (1)	213.0	220.5	218.1	146.0	131.7	651.6	369.8
Non-GAAP noninterest income, net of noncontrolling interests (1)	279.4	315.0	277.1	177.9	203.4	871.6	529.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	391.2	383.4	365.3	307.4	309.3	1,139.8	880.3
Fully taxable equivalent:
Net interest income (1) (2)	$523.6	$532.3	$515.8	$517.4	$496.1	$1,571.7	$1,385.8
Net interest margin	3.34%	3.68%	3.81%	3.69%	3.62%	3.60%	3.53%
Balance sheet:
Average total assets	$65,327.7	$60,700.5	$57,528.4	$57,592.3	$56,465.0	$61,214.1	$54,432.7
Average loans, net of unearned income	29,822.4	29,406.6	28,388.1	27,477.0	26,331.4	29,211.0	25,008.3
Average available-for-sale securities	10,600.4	8,205.3	6,870.2	8,793.7	9,589.9	8,572.3	10,124.7
Average held-to-maturity securities	14,534.5	14,922.6	15,224.0	15,691.1	15,916.7	14,891.2	14,764.2
Average noninterest-bearing demand deposits	39,146.2	38,117.9	38,222.7	40,106.9	40,625.8	38,499.0	39,473.5
Average interest-bearing deposits	18,088.8	14,844.3	11,491.5	8,980.3	8,466.5	14,832.4	8,260.9
Average total deposits	57,235.0	52,962.2	49,714.2	49,087.2	49,092.2	53,331.3	47,734.4
Average short-term borrowings	22.0	189.0	353.4	1,580.0	745.2	186.9	328.4
Average long-term debt	697.1	696.8	696.6	696.3	696.1	696.8	695.8
Period-end total assets	68,231.2	63,773.7	60,160.3	56,928.0	58,139.7	68,231.2	58,139.7
Period-end loans, net of unearned income	31,064.0	29,209.6	28,850.4	28,338.3	27,494.9	31,064.0	27,494.9
Period-end available-for-sale securities	12,866.9	7,940.3	6,755.1	7,790.0	9,087.6	12,866.9	9,087.6
Period-end held-to-maturity securities	14,407.1	14,868.8	15,055.3	15,487.4	15,899.7	14,407.1	15,899.7
Period-end non-marketable and other equity securities	1,150.1	1,079.7	975.0	941.1	896.2	1,150.1	896.2
Period-end noninterest-bearing demand deposits	40,480.6	39,331.5	39,278.7	39,103.4	40,473.8	40,480.6	40,473.8
Period-end interest-bearing deposits	19,062.3	16,279.1	13,048.5	10,225.5	8,122.3	19,062.3	8,122.3
Period-end total deposits	59,542.9	55,610.5	52,327.2	49,328.9	48,596.1	59,542.9	48,596.1
Period-end short-term borrowings	18.9	24.3	14.5	631.4	2,631.3	18.9	2,631.3
Period-end long-term debt	697.2	697.0	696.7	696.5	696.2	697.2	696.2
Off-balance sheet:
Average client investment funds	$92,824.9	$89,651.8	$87,414.3	$85,038.8	$79,560.8	$89,963.6	$71,750.0
Period-end client investment funds	96,472.3	91,495.4	88,181.7	85,983.8	82,085.0	96,472.3	82,085.0
Total unfunded credit commitments	22,274.4	20,952.1	20,267.5	18,913.0	18,539.5	22,274.4	18,539.5
Earnings ratios:
Return on average assets (annualized) (3)	1.62%	2.10%	2.04%	1.83%	1.93%	1.91%	1.74%
Return on average SVBFG stockholders’ equity (annualized) (4)	18.27	23.29	22.16	20.61	22.46	21.16	20.56
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	0.97%	1.03%	1.03%	0.99%	1.03%	0.97%	1.03%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.81	0.85	0.83	0.86	0.86	0.81	0.86

Gross loan charge-offs as a % of average total gross loans (annualized)	0.49	0.36	0.13	0.28	0.33	0.33	0.26
Net loan charge-offs as a % of average total gross loans (annualized)	0.44	0.23	0.11	0.20	0.30	0.26	0.22
Other ratios:
GAAP operating efficiency ratio (5)	48.04%	44.43%	46.10%	43.87%	44.00%	46.15%	45.44%
Non-GAAP core operating efficiency ratio (1)	48.05	45.49	44.71	45.42	48.35	46.09	49.06
Total cost of deposits (annualized) (6)	0.38	0.36	0.23	0.09	0.06	0.33	0.05
SVBFG CET 1 risk-based capital ratio	12.71	12.92	12.89	13.41	13.28	12.71	13.28
Bank CET 1 risk-based capital ratio	11.48	12.50	12.35	12.41	11.98	11.48	11.98
SVBFG total risk-based capital ratio	13.70	13.97	13.94	14.45	14.34	13.70	14.34
Bank total risk-based capital ratio	12.36	13.44	13.29	13.32	12.91	12.36	12.91
SVBFG tier 1 leverage ratio	8.64	8.82	9.10	9.06	8.99	8.64	8.99
Bank tier 1 leverage ratio	7.48	8.17	8.38	8.10	7.82	7.48	7.82
Period-end loans, net of unearned income, to deposits ratio	52.17	52.53	55.13	57.45	56.58	52.17	56.58
Average loans, net of unearned income, to average deposits ratio	52.11	55.52	57.10	55.98	53.64	54.77	52.39
Book value per common share (7)	$114.26	$107.72	$102.11	$97.29	$92.48	$114.26	$92.48
Other statistics:
Average full-time equivalent ("FTE") employees	3,413	3,287	3,228	2,873	2,778	3,309	2,623
Period-end full-time equivalent ("FTE") employees	3,460	3,314	3,250	2,900	2,836	3,460	2,836

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $3.0 million for the quarter ended September 30, 2019, $2.9 million for the quarter ended June 30, 2019, $2.9 million for the quarter ended March 31, 2019, $3.0 million for the quarter ended December 31, 2018 and $2.9 million for the quarter ended September 30, 2018. The taxable equivalent adjustments were $8.8 million and $6.2 million for the nine months ended September 30, 2019 and September 30, 2018, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $523.6 million for the third quarter of 2019, compared to $532.3 million for the second quarter of 2019. The $8.7 million decrease from the second quarter of 2019 to the third quarter of 2019, was attributable primarily to the following:

•
A decrease in interest income from loans of $19.8 million to $394.2 million for the third quarter of 2019. The decrease was reflective primarily of $21.7 million in lower interest income earned on gross loans and $4.7 million related to lower loan fees, partially offset by a $4.9 million increase related to $0.4 billion in average loan growth. Overall loan yields decreased 41 basis points to 5.24 percent, driven primarily by an 18 basis point decrease in our gross loan yields reflective primarily of the two 25 basis point decreases in the Federal Funds rate during the third quarter of 2019 as well as by lower LIBOR rates, an 11 basis point decrease due to the continued shift in the mix of our total loan portfolio into our lower yielding private equity/venture capital loans, a six basis point decrease due to a decrease in the level of loan prepayments and a six basis point decrease from the continued compression on our loan yields due to pricing competition,

•
An $8.0 million increase in interest paid on our interest-bearing deposits due to a $3.2 billion increase in average interest-bearing deposits partially offset by decreases in market rates through the third quarter of 2019, partially offset by

•
An increase in interest income from our fixed income investment securities of $15.5 million to $163.7 million for the third quarter of 2019. The increase was reflective primarily of higher average fixed income securities of $2.0 billion during the third quarter of 2019 due to deposit growth, and

•
An increase of $2.5 million in interest income from short-term investment securities reflective primarily of a $1.8 billion increase in average interest-earning cash balances, partially offset by decreases in Federal Funds interest rates.

Net interest margin, on a fully taxable equivalent basis, was 3.34 percent for the third quarter of 2019, compared to 3.68 percent for the second quarter of 2019. Our net interest margin decreased due primarily to a 21 basis point change attributable to a shift in the mix of interest earning assets resulting in a decrease in higher yielding loans and an increase in lower yielding cash and investments as a percentage of total interest earning assets as well as the increase of $3.2 billion in average interest bearing deposits. Our net interest margin also saw a seven basis point decrease from a decline in loan yields reflective of the impact of the two 25 basis point Federal Funds rate cuts during the third quarter of 2019 as well as by lower LIBOR rates. Additionally, lower loan yields from decreased prepayment fees as well as the continued compression on our loan yields due to pricing competition impacted our net interest margin by a total of six basis points.
For the third quarter of 2019, approximately 92 percent, or $27.7 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 65 percent are tied to prime-lending rates and 35 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $2.0 billion, or 8.7 percent, to $25.1 billion for the quarter ended September 30, 2019. Our total period-end fixed income investment securities portfolio increased $4.5 billion, or 19.6 percent, to $27.3 billion at September 30, 2019. The weighted-average duration of our fixed income investment securities portfolio was 3.4 years at September 30, 2019 and 3.5 years at June 30, 2019. Our period-end non-marketable and other equity securities portfolio increased $70.3 million to $1.2 billion ($1.0 billion net of noncontrolling interests) at September 30, 2019.

Available-for-Sale Securities

Average AFS securities were $10.6 billion for the third quarter of 2019 compared to $8.2 billion for the second quarter of 2019. Period-end AFS securities were $12.9 billion at September 30, 2019 compared to $7.9 billion at June 30, 2019. The increases in average and period-end AFS security balances from the second quarter of 2019 to the third quarter of 2019 were due to purchases of $5.3 billion of U.S. Treasury securities and agency mortgage backed securities, partially offset by $0.4 billion in portfolio pay downs and maturities. The weighted-average duration of our AFS securities portfolio was 3.2 years at September 30, 2019 and 2.6 years at June 30, 2019.

Held-to-Maturity Securities

Average HTM securities were $14.5 billion for the third quarter of 2019, compared to $14.9 billion for the second quarter of 2019. Period-end HTM securities were $14.4 billion at September 30, 2019 compared to $14.9 billion at June 30, 2019. The decreases in average and period-end HTM security balances from the second quarter of 2019 to the third quarter of 2019 were due primarily to $0.6 billion in portfolio pay downs and maturities, partially offset by $0.1 billion in purchases of municipal bonds. The weighted-average duration of our HTM securities portfolio was 3.6 years at September 30, 2019 and 4.0 years at June 30, 2019.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $0.1 billion to $1.2 billion ($1.0 billion net of noncontrolling interests) at September 30, 2019, compared to $1.1 billion ($0.9 billion net of noncontrolling interests) at June 30, 2019. The increase was primarily attributable to valuation increases in our managed fund of funds investments, an increase in new investments within our qualified housing projects portfolio and an increase in equity securities from exercised equity warrant assets. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.4 billion to $29.8 billion for the third quarter of 2019, compared to $29.4 billion for the second quarter of 2019. Period-end loans (net of unearned income) increased by $1.9 billion to $31.1 billion at September 30, 2019, compared to $29.2 billion at June 30, 2019. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our private bank portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased to $16.4 billion or 52.6 percent of total gross loans at September 30, 2019, as compared to $14.8 billion or 50.5 percent of total gross loans at June 30, 2019. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Allowance for loan losses, beginning balance	$301,888	$300,151	$286,709	$280,903	$255,024
Provision for loan losses	35,985	19,148	19,436	80,954	74,088
Gross loan charge-offs	(36,820)	(26,435)	(22,205)	(72,255)	(48,220)
Loan recoveries	3,888	9,820	2,164	15,133	5,878
Foreign currency translation adjustments	(531)	(796)	(391)	(325)	(1,057)
Allowance for loan losses, ending balance	$304,410	$301,888	$285,713	$304,410	$285,713
Allowance for unfunded credit commitments, beginning balance	62,664	57,970	54,104	55,183	51,770
Provision for (reduction of) unfunded credit commitments	551	4,798	(2,262)	8,079	138
Foreign currency translation adjustments	(107)	(104)	(34)	(154)	(100)
Allowance for unfunded credit commitments, ending balance (1)	$63,108	$62,664	$51,808	$63,108	$51,808
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.46%	0.26%	0.28%	0.35%	0.36%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.49	0.36	0.33	0.33	0.26
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.44	0.23	0.30	0.26	0.22
Allowance for loan losses as a percentage of period-end total gross loans	0.97	1.03	1.03	0.97	1.03
Provision for credit losses	$36,536	$23,946	$17,174	$89,033	$74,226
Period-end total gross loans	31,229,003	29,370,403	27,668,829	31,229,003	27,668,829
Average total gross loans	29,979,522	29,568,968	26,497,171	29,373,264	25,165,486
Allowance for loan losses for nonaccrual loans	53,728	53,067	49,992	53,728	49,992
Nonaccrual loans	104,045	96,641	115,162	104,045	115,162

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $2.5 million to $304.4 million due primarily to an increase in our performing loan reserves of $1.9 million and an increase in reserves for nonaccrual loans of $0.6 million. The increase in our performing reserves was due primarily to period-end loan growth of $1.9 billion, mostly offset by a decrease in the qualitative component of our performing loan reserves reflective of the continued shift in the mix in our loan portfolio to our large, high credit quality private equity/venture capital loans during the quarter. The $0.6 million increase in the reserves for nonaccrual loans was driven primarily by one large loan from our software portfolio. As a percentage of total gross loans, our allowance for loan losses decreased six basis points to 0.97 percent at September 30, 2019, compared to 1.03 percent at June 30, 2019. The six basis point decrease was driven primarily by a five basis point decrease in the qualitative component of our performing loan reserves as a percentage of gross loans as mentioned above.

Our provision for credit losses was $36.5 million for the third quarter of 2019, consisting of the following:

•
A provision for loan losses of $36.0 million, driven primarily by $19.1 million for net new nonaccrual loans, $18.3 million for charge-offs not specifically reserved for and $15.2 million in additional reserves for period-end loan growth, partially offset by a decrease of $13.0 million for the qualitative component of our performing loans as described above and by recoveries of $3.9 million, and

•
A provision for unfunded credit commitments of $0.5 million, driven primarily by growth in unfunded credit commitments of $1.3 billion, offset mostly by a decrease related to the continued shift in the mix of our unfunded credit facilities to our large, high credit quality private equity/venture capital clients.

Gross loan charge-offs were $36.8 million for the third quarter of 2019, of which $18.3 million was not specifically reserved for at June 30, 2019. Gross loan charge-offs were primarily driven by a $9.4 million charge-off for one mid-stage life science/healthcare portfolio client and $7.6 million for one later stage software client, both of which were previously included in our nonaccrual loan portfolio. The remaining charge-offs came primarily from our early-stage and mid-stage clients.

Nonaccrual loans were $104.0 million at September 30, 2019, compared to $96.6 million at June 30, 2019. Our nonaccrual loan balance increased $7.4 million primarily driven by $53.6 million in new nonaccrual loans, mostly offset by $23.7 million in charge-offs and $22.5 million in repayments. New nonaccrual loans were primarily driven by $37.3 million for one large software client. Charge-offs were primarily driven by $9.4 million for one mid-stage life sciences/healthcare client and $6.8 million for one late stage software client. The $22.5 million in repayments were primarily driven by our Growth stage clients. Nonaccrual loans as a percentage of total gross loans remained relatively flat at 0.34 percent for the third quarter of 2019 compared to 0.33 percent for the second quarter of 2019.

The allowance for loan losses for nonaccrual loans increased $0.6 million to $53.7 million in the third quarter of 2019. The increase was due primarily to new nonaccrual loans, mostly offset by charge-offs and repayments as noted above.
CECL Adoption
Effective January 1, 2020, we will adopt the new accounting standard update (ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) ("ASU 2016-13"), which amends the incurred loss impairment methodology under current GAAP with a methodology that reflects a current expected credit loss ("CECL") measurement to estimate the allowance for credit losses over the contractual life of the financial assets.

During the fourth quarter of 2019, we will continue to finalize our CECL models and related documentation, processes, validation, controls and credit loss estimates. However, based on our analyses to date, utilizing our loan and unfunded credit commitment portfolio composition at September 30, 2019 and the current economic environment, we currently estimate the day 1 combined impact of CECL on our allowance for loan losses and allowance for unfunded credit commitments to be an increase (on a pre-tax basis) of approximately $25 million to $60 million upon adoption of ASU 2016-13 on January 1, 2020 or approximately 7% to 16% of our total combined allowance compared to our reported amount at September 30, 2019. Additionally, based on the credit quality of our existing debt securities portfolio, we do not expect a material allowance for our held-to-maturity and available-for-sale debt security portfolios. The final amounts will be determined and recognized as a day 1 cumulative adjustment to equity on an after tax basis as of January 1, 2020.

The actual amount recorded on January 1, 2020 may be different than the current estimates provided above as the adjustment amounts for our allowance for loan losses and our allowance for unfunded credit commitments will depend on a variety of factors as of the date of adoption, including the size and composition of our loan and unfunded credit commitment portfolios, the portfolios' credit quality, current and forecasted economic conditions, and management adjustments. In addition, the actual adjustment amount to our allowances will be subject to any necessary changes to our models, methodology, and assumptions, or other adjustments.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $150.1 billion for the third quarter of 2019, compared to $142.6 billion for the second quarter of 2019, an increase of $7.4 billion, or 5.2 percent. Period-end total client funds were $156.0 billion at September 30, 2019, compared to $147.1 billion at June 30, 2019, an increase of $8.9 billion, or 6.1 percent.

Average off-balance sheet client investment funds were $92.8 billion for the third quarter of 2019, compared to $89.7 billion for the second quarter of 2019. Average on-balance sheet deposits were $57.2 billion for the third quarter of 2019 and $53.0 billion for the second quarter of 2019. Period-end off-balance sheet client investment funds were $96.5 billion at September 30, 2019, compared to $91.5 billion at June 30, 2019. Period-end on-balance sheet deposits were $59.5 billion at September 30, 2019, compared to $55.6 billion at June 30, 2019.

The increases in our average and period-end total client funds from the second quarter of 2019 to the third quarter of 2019 were reflective of growth in both on-balance sheet deposits and off-balance sheet client investment funds across all portfolio segments. The leading contributor was our technology client portfolio attributable primarily to a healthy equity funding environment and exit markets for our clients, as well as continued healthy new client acquisition.
In addition, we saw a continued shift in the mix of our on-balance sheet deposits with growth in our interest-bearing deposits reflective of our deposit growth initiatives and continued strong liquidity of our clients. Average noninterest-bearing demand deposits as a percentage of total average on-balance sheet deposits decreased to 68 percent for the third quarter of 2019, compared to 72 percent in the second quarter of 2019, with a corresponding increase in average interest-bearing deposits to 32 percent, compared to 28 percent.
Noninterest Income

Noninterest income was $294.0 million for the third quarter of 2019, compared to $333.8 million for the second quarter of 2019. Non-GAAP noninterest income, net of noncontrolling interests was $279.4 million for the third quarter of 2019, compared to $315.0 million for the second quarter of 2019. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The decrease of $39.8 million ($35.6 million net of noncontrolling interests) in noninterest income from the second quarter of 2019 to the third quarter of 2019 was attributable primarily to lower net gains on investment securities and equity warrant assets as well as lower investment banking revenue, partially offset by an increase in our core fee income. Items impacting noninterest income for the third quarter of 2019 were as follows:

Net gains on investment securities
Net gains on investment securities were $29.8 million for the third quarter of 2019, compared to $47.7 million for the second quarter of 2019. Net of noncontrolling interests, non-GAAP net gains on investment securities were $15.2 million for the third quarter of 2019, compared to net gains of $29.1 million for the second quarter of 2019. Non-GAAP net gains, net of noncontrolling interests, of $15.2 million for the third quarter of 2019 were driven by the following:

•	Gains of $12.5 million from managed funds of funds portfolio, related primarily to net unrealized valuation increases in the private and public company investments held by the funds in the portfolio,

•	Gains of $8.0 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in private companies held in our strategic venture capital funds, and

•	Gains of $5.5 million from our managed direct venture funds, related primarily to net unrealized valuation increases in investments held by the funds in the portfolio, partially offset by

•	Losses of $11.5 million from our public equity securities investments, primarily driven by unrealized losses driven by a decline in value of public equity securities held.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended September 30, 2019 and June 30, 2019, respectively:

	Three months ended September 30, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$22,223	$9,668	$(11,488)	$—	$187	$8,035	$1,224	$29,849
Less: income attributable to noncontrolling interests, including carried interest allocation	9,676	4,138	—	—	—	—	826	14,640
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$12,547	$5,530	$(11,488)	$—	$187	$8,035	$398	$15,209

	Three months ended June 30, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$32,335	$4,101	$444	$(275)	$1,342	$7,311	$2,440	$47,698
Less: income attributable to noncontrolling interests, including carried interest allocation	16,852	1,711	—	—	—	—	35	18,598
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$15,483	$2,390	$444	$(275)	$1,342	$7,311	$2,405	$29,100

Net gains on equity warrant assets

Net gains on equity warrant assets were $37.6 million for the third quarter of 2019, compared to $48.3 million for the second quarter of 2019. Net gains on equity warrant assets for the third quarter of 2019 were attributable primarily to net gains from exercises of $30.0 million driven by healthy gains from IPO activity and $8.0 million of valuation increases in our private company warrant portfolio driven by healthy funding rounds.

At September 30, 2019, we held warrants in 2,227 companies with a total fair value of $149.1 million. Warrants in 15 companies each had fair values greater than $1.0 million and collectively represented $43.7 million, or 29.3 percent, of the fair value of the total warrant portfolio at September 30, 2019.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Equity warrant assets:
Gains on exercises, net	$30,047	$40,226	$18,287	$90,357	$42,808
Terminations	(481)	(1,045)	(1,432)	(2,931)	(3,158)
Changes in fair value, net	7,995	9,166	17,286	19,787	32,743
Total net gains on equity warrant assets	$37,561	$48,347	$34,141	$107,213	$72,393
The gains (or losses) from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

Non-GAAP core fee income including investment banking revenue and commissions
Non-GAAP core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees) increased $4.8 million to $162.2 million for the third quarter of 2019, compared to $157.3 million for the second quarter of 2019. Non-GAAP core fee income including investment banking revenue and commissions decreased $7.5 million to $213.0 million for the third quarter of 2019, compared to $220.5 million for the second quarter of 2019.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Non-GAAP core fee income:
Client investment fees	$46,679	$45,744	$36,265	$136,905	$88,592
Foreign exchange fees	40,309	38,506	32,656	116,863	100,560
Credit card fees	30,158	28,790	24,121	86,431	68,739
Deposit service charges	22,482	22,075	19,588	65,496	56,081
Lending related fees	11,707	11,213	10,675	36,857	30,938
Letters of credit and standby letters of credit fees	10,842	11,009	8,409	31,205	24,938
Total Non-GAAP core fee income	$162,177	$157,337	$131,714	$473,757	$369,848
Investment banking revenue	38,516	48,694	—	137,005	—
Commissions	12,275	14,429	—	40,812	—
Total Non-GAAP core fee income including investment banking revenue and commissions	$212,968	$220,460	$131,714	$651,574	$369,848

Non-GAAP core fee income increased from the second quarter of 2019 to the third quarter of 2019 reflective of an increase across a majority of our core fee income areas led primarily by increases in foreign exchange fees, credit card fees and client investment fees. Foreign exchange fees increased $1.8 million driven by increased trade volumes due to continued increase in the number of clients actively managing currency exposures. Credit card fees increased $1.4 million due primarily to an increase in net interchange fees. Client investment fees increased $0.9 million driven by higher fees reflective of the increases in client investment fund balances.
Non-GAAP core fee income including investment banking revenue and commissions decreased from the second quarter of 2019 to the third quarter of 2019 primarily due to a decrease in investment banking revenue attributable to a decrease in the levels of exit activity in the life science/healthcare IPO market during the third quarter of 2019 compared to the second quarter of 2019. Investment banking revenue was $38.5 million, driven by $31.0 million from public equity underwriting fees, $5.2 million from M&A transactions and $2.3 million from private placements for the third quarter of 2019.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $391.3 million for the third quarter of 2019, compared to $383.5 million for the second quarter of 2019. The increase of $7.8 million in noninterest expense consisted primarily of an increase in our professional services expense partially offset by a decrease in total compensation and benefits expense in the third quarter of 2019 compared to the second quarter of 2019.

Professional services expense increased $14.4 million, reflective of increased consulting fees during the third quarter of 2019 associated with increased project spend to support our global digital banking, and continued global infrastructure, initiatives.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Compensation and benefits:
Salaries and wages	$109,473	$105,799	$84,962	$316,472	$234,832
Incentive compensation plans	59,602	71,492	55,531	200,483	150,393
Employee stock ownership plan ("ESOP")	884	1,084	1,844	3,131	4,997
Other employee incentives and benefits (1)	63,881	64,797	53,100	194,987	152,976
Total compensation and benefits	$233,840	$243,172	$195,437	$715,073	$543,198
Period-end full-time equivalent employees	3,460	3,314	2,836	3,460	2,836
Average full-time equivalent employees	3,413	3,287	2,778	3,309	2,623

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $9.3 million decrease in total compensation and benefits expense consists primarily of the following:

•
A decrease of $11.9 million in incentive compensation plans expense attributable primarily to a decrease in our incentive accruals as a result of our 2019 full-year projected financial performance, partially offset by

•
An increase of $3.7 million in salaries and wages, reflective primarily of an increase in the number of average full-time equivalent employees ("FTE") by 126 to 3,413 FTEs as well as one additional working day of the third quarter of 2019 as compared to the second quarter of 2019.

Income Tax Expense
Our effective tax rate was 28.2 percent for the third quarter of 2019, compared to 27.3 percent for the second quarter of 2019. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The increase in our effective tax rate was primarily due to a decrease in excess tax benefits received from stock compensation expense reflective primarily of a lower number of stock options exercised and restricted stock units vested during the third quarter as compared to the second quarter. Our annual share based compensation grants occur in the second quarter of each year.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net interest income (1)	$(14)	$(16)	$(10)	$(41)	$(29)
Noninterest income (1)	(4,910)	(12,406)	(2,749)	(19,586)	(20,127)
Noninterest expense (1)	145	168	154	692	349
Carried interest allocation (2)	(9,658)	(6,330)	(3,943)	(16,966)	(9,034)
Net income attributable to noncontrolling interests	$(14,437)	$(18,584)	$(6,548)	$(35,901)	$(28,841)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $14.4 million for the third quarter of 2019, compared to $18.6 million for the second quarter of 2019. Net income attributable to noncontrolling interests of $14.4 million for the third quarter of 2019 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios, related primarily to net unrealized valuation increases for private and public company investments held by the funds in the portfolio.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.3 billion to $5.9 billion at September 30, 2019, compared to $5.6 billion at June 30, 2019, primarily due to net income of $267.3 million and an increase in accumulated other comprehensive income of $54.9 million. The $54.9 million net increase in accumulated other comprehensive income was reflective primarily of a $69.7 million ($50.3 million net of tax) increase in the fair value of our AFS securities portfolio driven by decreases in period-end market interest rates.

Stock Repurchase Programs
On July 1, 2019, we repurchased and retired 25,562 shares of our common stock totaling $5.7 million which represented the completion of our $500 million stock repurchase program originally announced on November 13, 2018.

On October 24, 2019, our Board of Directors authorized a new stock repurchase program that enables us to repurchase up to $350 million of our outstanding common stock. This program expires on October 29, 2020.

Under the stock repurchase program, we may, from time to time and on or before the program’s expiration date, repurchase shares of our outstanding common stock in the open market, in privately-negotiated transactions, or otherwise, subject to applicable laws and regulations. The extent to which we repurchases our shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, availability of funds, and other relevant considerations, as determined by us. We may, in our discretion, begin, suspend or terminate repurchases at any time prior to the program’s expiration, without any prior notice. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when we might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. We expect to finance repurchases under the program with available cash balances.

Capital Ratios

Our regulatory risk-based capital ratios for both SVB Financial Group and Silicon Valley Bank (the "Bank") decreased as of September 30, 2019, compared to the same ratios as of June 30, 2019, primarily as a result of a proportionally higher increase in our risk-weighted assets relative to the increase in our capital for the third quarter of 2019. The increase in risk weighed-weighted assets was due primarily to loan growth and the increase in our fixed income investment securities driven by deposit growth during the third quarter of 2019. The increase in capital was due primarily to net income.
The tier 1 leverage ratios for both SVB Financial Group and the Bank decreased as of September 30, 2019, compared to June 30, 2019, primarily as a result of a proportionally higher increase in our average assets relative to our tier 1 capital. The increase in our average assets were due primarily to increases in our fixed income investment securities, cash and cash equivalents as well as loan growth. The increase in tier 1 capital was due primarily to net income.
Overall, decreases to the Bank's risk-based capital ratios were inclusive of a $336.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the third quarter of 2019.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2019 and Preliminary 2020 Outlook for Selected Items

Our outlook for the year ending December 31, 2019 and our preliminary outlook for selected items for the year ending December 31, 2020, is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of our acquisition of SVB Leerink, we have included guidance for core fee income including investment banking revenue and commissions and noninterest expense inclusive of SVB Leerink's expected full year results as part of the Company. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2019, compared to our full year 2018 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the July 31, 2019 and September 18, 2019 decreases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the decreases in the 1- and 3- month LIBOR rates through September 30, 2019, and no assumptions about any further Federal Funds or LIBOR rate changes during 2019, and (ii) management updates to certain 2019 outlook metrics we previously disclosed on July 25, 2019.)

	Current full year 2019 outlook compared to 2018 results (as of October 24, 2019)	Change in outlook compared to outlook reported as of July 25, 2019
Average loan balances	Increase at a percentage rate in the mid-teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the low teens	Outlook increased to low teens from previous outlook of low double digits
Net interest income (1)	Increase at a percentage rate in the low double digits	Outlook decreased to low double digits from previous outlook of low teens
Net interest margin (1)	Between 3.50% and 3.60%	Outlook decreased to between 3.50% and 3.60% from previous outlook of between 3.60% and 3.70%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2018 levels	No change from previous outlook
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.30% and 0.50% of total gross loans	No change from previous outlook
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Increase at a percentage rate in the low twenties	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low teens	No change from previous outlook
Effective tax rate (5)	Between 26.0% and 28.0%	No change from previous outlook
	Current full year 2019 outlook compared to 2018 results, including expected results of SVB Leerink reflective of the completed acquisition on January 4, 2019	Change in outlook compared to outlook reported as of July 25, 2019
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) including investment banking revenue and commissions (2) (6)
	Increase at a percentage rate in the high sixties	Outlook decreased to high sixties from previous outlook of low seventies
Noninterest expense (excluding expenses related to noncontrolling interests) including SVB Leerink's noninterest expenses (3) (4) (6)	Increase at a percentage rate in the mid-thirties	No change from previous outlook

Preliminary 2020 Outlook for Selected Items

Our preliminary full year 2020 outlook for selected items provided below is based on various management assumptions, including: (a) no changes in the Federal Reserve or LIBOR rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2020, compared to our full year ending December 31, 2019, expected results, we currently expect the following:

◦average loan balance growth in the low teens,
◦average deposit balance growth in the low double digits,
◦net interest income(1) growth in the low single digits,
◦net interest margin(1) between 3.20% and 3.30%,
◦net loan charge-offs between 0.20% and 0.40% of average total gross loans,
◦core fee income(2) growth in the low teens,
◦core fee income including investment banking revenue and commissions(2)(6) growth in the low teens,

◦	noninterest expense(3)(4) (excluding expenses related to noncontrolling interests) growth in the high single digits, and
◦noninterest expense including SVB Leerink's noninterest expenses(3)(4)(6) growth in the high single digits.

Our 2020 outlook is preliminary and subject to change.

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

(6)	Investment banking revenue, commissions, and noninterest expense consists of revenue and expenses attributable entirely to SVB Leerink.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the sections “New Accounting Guidance” and “Outlook for the Year Ending December 31, 2019 and Preliminary 2020 Outlook for Selected Items”, we make forward-looking statements discussing management’s expectations for 2019 and 2020 about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; accounting impact; and financial results (and the components of such results), including the performance results of SVB Leerink for certain quarters in, and for the full years 2019 and 2020.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, October 24, 2019, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2019. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "48814272".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, October 24, 2019, through 9:59 p.m. (Pacific Time) on Sunday, November 24, 2019, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "48814272#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on October 24, 2019.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2019 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Loans	$394,246	$414,077	$352,353	$1,202,467	$979,724
Investment securities:
Taxable	149,656	134,395	142,075	410,768	403,702
Non-taxable	11,123	10,931	10,748	32,991	23,506
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	28,867	26,364	8,137	74,447	20,080
Total interest income	583,892	585,767	513,313	1,720,673	1,427,012
Interest expense:
Deposits	55,106	47,150	8,042	130,163	18,409
Borrowings	8,142	9,214	12,049	27,577	29,075
Total interest expense	63,248	56,364	20,091	157,740	47,484
Net interest income	520,644	529,403	493,222	1,562,933	1,379,528
Provision for credit losses	36,536	23,946	17,174	89,033	74,226
Net interest income after provision for credit losses	484,108	505,457	476,048	1,473,900	1,305,302
Noninterest income:
Gains on investment securities, net	29,849	47,698	32,193	106,575	77,365
Gains on equity warrant assets, net	37,561	48,347	34,141	107,213	72,393
Client investment fees	46,679	45,744	36,265	136,905	88,592
Foreign exchange fees	40,309	38,506	32,656	116,863	100,560
Credit card fees	30,158	28,790	24,121	86,431	68,739
Deposit service charges	22,482	22,075	19,588	65,496	56,081
Lending related fees	11,707	11,213	10,675	36,857	30,938
Letters of credit and standby letters of credit fees	10,842	11,009	8,409	31,205	24,938
Investment banking revenue	38,516	48,694	—	137,005	—
Commissions	12,275	14,429	—	40,812	—
Other	13,631	17,245	12,022	42,773	38,671
Total noninterest income	294,009	333,750	210,070	908,135	558,277
Noninterest expense:
Compensation and benefits	233,840	243,172	195,437	715,073	543,198
Professional services	55,202	40,830	36,542	133,018	112,080
Premises and equipment	26,775	23,911	19,858	72,386	57,576
Net occupancy	16,981	16,687	13,694	49,716	40,598
Business development and travel	19,539	17,022	12,712	51,915	35,998
FDIC and state assessments	4,881	4,483	9,550	13,343	29,306
Other	34,106	37,417	21,652	105,059	61,845
Total noninterest expense	391,324	383,522	309,445	1,140,510	880,601
Income before income tax expense	386,793	455,685	376,673	1,241,525	982,978
Income tax expense	105,075	119,114	95,308	331,624	246,561
Net income before noncontrolling interests	281,718	336,571	281,365	909,901	736,417
Net income attributable to noncontrolling interests	(14,437)	(18,584)	(6,548)	(35,901)	(28,841)
Net income available to common stockholders	$267,281	$317,987	$274,817	$874,000	$707,576
Earnings per common share—basic	$5.19	$6.12	$5.16	$16.80	$13.33
Earnings per common share—diluted	5.15	6.08	5.10	16.67	13.15
Weighted average common shares outstanding—basic	51,544,807	51,954,761	53,235,090	52,025,112	53,062,082
Weighted average common shares outstanding—diluted	51,858,470	52,336,178	53,918,973	52,430,806	53,799,827

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2019	June 30, 2019	September 30, 2018
Assets:
Cash and cash equivalents	$6,946,196	$9,020,925	$3,819,141
Available-for-sale securities, at fair value (cost $12,699,542, $7,842,667 and $9,236,301, respectively)	12,866,857	7,940,322	9,087,609
Held-to-maturity securities, at cost (fair value $14,698,802, $15,064,962 and $15,372,238, respectively)	14,407,078	14,868,761	15,899,726
Non-marketable and other equity securities	1,150,094	1,079,749	896,249
Investment securities	28,424,029	23,888,832	25,883,584
Loans, net of unearned income	31,063,994	29,209,573	27,494,915
Allowance for loan losses	(304,410)	(301,888)	(285,713)
Net loans	30,759,584	28,907,685	27,209,202
Premises and equipment, net of accumulated depreciation and amortization	146,713	141,888	121,890
Goodwill	137,823	137,823	—
Other intangible assets, net	52,288	55,158	—
Lease right-of-use assets	178,532	156,347	—
Accrued interest receivable and other assets	1,586,068	1,465,081	1,105,917
Total assets	$68,231,233	$63,773,739	$58,139,734
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$40,480,610	$39,331,489	$40,473,774
Interest-bearing deposits	19,062,264	16,279,051	8,122,337
Total deposits	59,542,874	55,610,540	48,596,111
Short-term borrowings	18,898	24,252	2,631,252
Lease liabilities	192,543	195,326	—
Other liabilities	1,731,222	1,540,476	1,146,109
Long-term debt	697,227	696,970	696,217
Total liabilities	62,182,764	58,067,564	53,069,689
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,555,831 shares, 51,561,719 shares and 53,250,255 shares issued and outstanding, respectively	52	52	53
Additional paid-in capital	1,441,730	1,421,565	1,360,030
Retained earnings	4,312,745	4,051,194	3,672,696
Accumulated other comprehensive income (loss)	136,153	81,232	(108,410)
Total SVBFG stockholders’ equity	5,890,680	5,554,043	4,924,369
Noncontrolling interests	157,789	152,132	145,676
Total equity	6,048,469	5,706,175	5,070,045
Total liabilities and total equity	$68,231,233	$63,773,739	$58,139,734

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$7,193,195	$28,867	1.59%	$5,405,899	$26,364	1.96%	$2,548,271	$8,137	1.27%
Investment securities: (2)
Available-for-sale securities:
Taxable	10,600,449	62,121	2.32	8,205,333	45,347	2.22	9,589,917	46,684	1.93
Held-to-maturity securities:
Taxable	12,922,438	87,535	2.69	13,350,533	89,048	2.68	14,385,027	95,391	2.63
Non-taxable (3)	1,612,067	14,080	3.47	1,572,056	13,836	3.53	1,531,663	13,606	3.52
Total loans, net of unearned income (4) (5)	29,822,426	394,246	5.24	29,406,620	414,077	5.65	26,331,377	352,353	5.31
Total interest-earning assets	62,150,575	586,849	3.74	57,940,441	588,672	4.07	54,386,255	516,171	3.77
Cash and due from banks	590,391			542,345			553,132
Allowance for loan losses	(308,609)			(311,709)			(296,177)
Other assets (6)	2,895,391			2,529,409			1,821,827
Total assets	$65,327,748			$60,700,486			$56,465,037
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$470,601	$102	0.09%	$459,972	$100	0.09%	$572,242	$116	0.08%
Money market deposits	15,805,507	49,169	1.23	12,669,422	41,249	1.31	6,704,337	7,782	0.46
Money market deposits in foreign offices	115,590	12	0.04	162,586	16	0.04	218,734	22	0.04
Time deposits	157,218	590	1.49	75,721	171	0.91	74,597	35	0.19
Sweep deposits in foreign offices	1,539,869	5,233	1.35	1,476,614	5,614	1.52	896,558	87	0.04
Total interest-bearing deposits	18,088,785	55,106	1.21	14,844,315	47,150	1.27	8,466,468	8,042	0.38
Short-term borrowings	22,045	119	2.14	188,998	1,195	2.54	745,156	4,039	2.15
3.50% Senior Notes	347,841	3,150	3.59	347,755	3,149	3.63	347,499	3,147	3.59
5.375% Senior Notes	349,216	4,873	5.54	349,048	4,870	5.60	348,557	4,863	5.54
Total interest-bearing liabilities	18,807,887	63,248	1.33	15,730,116	56,364	1.44	9,907,680	20,091	0.80
Portion of noninterest-bearing funding sources	43,342,688			42,210,325			44,478,575
Total funding sources	62,150,575	63,248	0.40	57,940,441	56,364	0.39	54,386,255	20,091	0.15
Noninterest-bearing funding sources:
Demand deposits	39,146,184			38,117,893			40,625,772
Other liabilities	1,417,659			1,232,464			932,544
SVBFG stockholders’ equity	5,802,907			5,477,148			4,854,440
Noncontrolling interests	153,111			142,865			144,601
Portion used to fund interest-earning assets	(43,342,688)			(42,210,325)			(44,478,575)
Total liabilities and total equity	$65,327,748			$60,700,486			$56,465,037
Net interest income and margin		$523,601	3.34%		$532,308	3.68%		$496,080	3.62%
Total deposits	$57,234,969			$52,962,208			$49,092,240
Average SVBFG stockholders’ equity as a percentage of average assets			8.88%			9.02%			8.60%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,957)			(2,905)			(2,858)
Net interest income, as reported		$520,644			$529,403			$493,222

(1)
Includes average interest-earning deposits in other financial institutions of $1.1 billion, $0.9 billion and $0.7 billion; and $5.1 billion, $3.7 billion and $1.4 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $39.4 million, $44.1 million and $33.1 million for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

(6)
Average investment securities of $1.2 billion, $1.0 billion and $761 million for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2019			September 30, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$5,696,501	$74,447	1.75%	$2,535,749	$20,080	1.06%
Investment securities: (2)
Available-for-sale securities:
Taxable	8,572,314	142,891	2.23	10,124,707	141,266	1.87
Held-to-maturity securities:
Taxable	13,305,424	267,877	2.69	13,597,340	262,436	2.58
Non-taxable (3)	1,585,734	41,760	3.52	1,166,875	29,755	3.41
Total loans, net of unearned income (4) (5)	29,210,960	1,202,467	5.50	25,008,277	979,724	5.24
Total interest-earning assets	58,370,933	1,729,442	3.96	52,432,948	1,433,261	3.65
Cash and due from banks	553,523			496,658
Allowance for loan losses	(303,154)			(280,102)
Other assets (6)	2,592,830			1,783,148
Total assets	$61,214,132			$54,432,652
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$491,663	$318	0.09%	$578,313	$338	0.08%
Money market deposits	12,540,843	112,249	1.20	6,437,372	17,658	0.37
Money market deposits in foreign offices	142,053	43	0.04	206,924	61	0.04
Time deposits	94,934	790	1.11	59,561	71	0.16
Sweep deposits in foreign offices	1,562,880	16,763	1.43	978,724	281	0.04
Total interest-bearing deposits	14,832,373	130,163	1.17	8,260,894	18,409	0.30
Short-term borrowings	186,930	3,519	2.52	328,425	5,053	2.06
3.50% Senior Notes	347,756	9,447	3.63	347,416	9,438	3.63
5.375% Senior Notes	349,050	14,611	5.60	348,400	14,584	5.60
Total interest-bearing liabilities	15,716,109	157,740	1.34	9,285,135	47,484	0.68
Portion of noninterest-bearing funding sources	42,654,824			43,147,813
Total funding sources	58,370,933	157,740	0.36	52,432,948	47,484	0.12
Noninterest-bearing funding sources:
Demand deposits	38,498,971			39,473,468
Other liabilities	1,327,040			930,985
SVBFG stockholders’ equity	5,523,196			4,602,027
Noncontrolling interests	148,816			141,037
Portion used to fund interest-earning assets	(42,654,824)			(43,147,813)
Total liabilities and total equity	$61,214,132			$54,432,652
Net interest income and margin		$1,571,702	3.60%		$1,385,777	3.53%
Total deposits	$53,331,344			$47,734,362
Average SVBFG stockholders’ equity as a percentage of average assets			9.02%			8.45%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(8,769)			(6,249)
Net interest income, as reported		$1,562,933			$1,379,528

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion for both the nine months ended September 30, 2019 and 2018. The balance also includes $3.9 billion and $1.4 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $120.2 million and $100.8 million for the nine months ended September 30, 2019 and 2018, respectively.

(6)
Average investment securities of $1.1 billion and $774 million for the nine months ended September 30, 2019 and 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Weighted average common shares outstanding—basic	51,545	51,955	53,235	52,025	53,062
Effect of dilutive securities:
Stock options and employee stock purchase plan	203	235	383	238	404
Restricted stock units	110	146	301	168	334
Total effect of dilutive securities	313	381	684	406	738
Weighted average common shares outstanding—diluted	51,858	52,336	53,919	52,431	53,800
SVB Financial and Bank Capital Ratios

	September 30, 2019	June 30, 2019	September 30, 2018
SVB Financial:
CET 1 risk-based capital ratio	12.71%	12.92%	13.28%
Tier 1 risk-based capital ratio	12.86	13.08	13.45
Total risk-based capital ratio	13.70	13.97	14.34
Tier 1 leverage ratio	8.64	8.82	8.99
Tangible common equity to tangible assets ratio (1)	8.38	8.43	8.47
Tangible common equity to risk-weighted assets ratio (1)	13.04	13.13	13.00
Silicon Valley Bank:
CET 1 risk-based capital ratio	11.48%	12.50%	11.98%
Tier 1 risk-based capital ratio	11.48	12.50	11.98
Total risk-based capital ratio	12.36	13.44	12.91
Tier 1 leverage ratio	7.48	8.17	7.82
Tangible common equity to tangible assets ratio (1)	7.36	7.91	7.44
Tangible common equity to risk-weighted assets ratio (1)	11.82	12.72	11.70

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2019	June 30, 2019	September 30, 2018
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,320,065	$2,137,296	$2,337,757
Hardware	668,093	707,571	671,773
Private equity/venture capital	11,894,626	10,528,120	9,528,896
Life science/healthcare	1,062,852	994,340	932,958
Premium wine (1)	60,680	79,474	88,019
Other	56,856	48,285	55,986
Total commercial loans	16,063,172	14,495,086	13,615,389
Real estate secured loans:
Premium wine (1)	139,218	151,695	106,136
Consumer (2)	32,750	—	—
Other	—	—	—
Total real estate secured loans	171,968	151,695	106,136
Construction loans	44,040	21,145	—
Consumer loans (2)	148,261	166,133	207,016
Total loans individually equal to or greater than $20 million	$16,427,441	$14,834,059	$13,928,541
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,747,602	$3,907,054	$3,979,558
Hardware	699,799	629,627	646,712
Private equity/venture capital	4,415,459	4,160,218	3,840,139
Life science/healthcare	1,384,341	1,453,423	1,444,512
Premium wine	174,104	156,654	139,480
Other	343,631	390,952	221,949
Total commercial loans	10,764,936	10,697,928	10,272,350
Real estate secured loans:
Premium wine	611,086	602,316	580,631
Consumer	2,979,296	2,805,321	2,553,651
Other	39,455	39,816	41,076
Total real estate secured loans	3,629,837	3,447,453	3,175,358
Construction loans	73,613	92,855	81,903
Consumer loans	333,176	298,108	210,677
Total loans individually less than $20 million	$14,801,562	$14,536,344	$13,740,288
Total gross loans	$31,229,003	$29,370,403	$27,668,829
Loans individually equal to or greater than $20 million as a percentage of total gross loans	52.6%	50.5%	50.3%
Total clients with loans individually equal to or greater than $20 million	388	362	347
Loans individually equal to or greater than $20 million on nonaccrual status	$37,294	$—	$27,872

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2019	June 30, 2019	September 30, 2018
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$104,045	$96,641	$115,162
Loans past due 90 days or more still accruing interest	864	111	163
Total nonperforming loans	104,909	96,752	115,325
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$104,909	$96,752	$115,325
Nonperforming loans as a percentage of total gross loans	0.34%	0.33%	0.42%
Nonperforming assets as a percentage of total assets	0.15	0.15	0.20
Allowance for loan losses	$304,410	$301,888	$285,713
As a percentage of total gross loans	0.97%	1.03%	1.03%
As a percentage of total gross nonperforming loans	290.17	312.02	247.75
Allowance for loan losses for nonaccrual loans	$53,728	$53,067	$49,992
As a percentage of total gross loans	0.17%	0.18%	0.18%
As a percentage of total gross nonperforming loans	51.21	54.85	43.35
Allowance for loan losses for total gross performing loans	$250,682	$248,821	$235,721
As a percentage of total gross loans	0.80%	0.85%	0.85%
As a percentage of total gross performing loans	0.81	0.85	0.86
Total gross loans	$31,229,003	$29,370,403	$27,668,829
Total gross performing loans	31,124,094	29,273,651	27,553,504
Allowance for unfunded credit commitments (1)	63,108	62,664	51,808
As a percentage of total unfunded credit commitments	0.28%	0.30%	0.28%
Total unfunded credit commitments (2)	$22,274,418	$20,952,069	$18,539,514

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Sweep money market funds	$40,321	$40,017	$34,556	$40,048	$30,284
Client investment assets under management (2)	42,834	40,825	36,541	40,969	33,561
Repurchase agreements	9,670	8,810	8,464	8,947	7,905
Total average client investment funds	$92,825	$89,652	$79,561	$89,964	$71,750

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Sweep money market funds	$42,022	$40,008	$40,686	$38,348	$36,067
Client investment assets under management (2)	44,886	41,614	39,376	39,214	37,649
Repurchase agreements	9,564	9,873	8,120	8,422	8,369
Total period-end client investment funds	$96,472	$91,495	$88,182	$85,984	$82,085

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income including investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities and equity warrant assets, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income including investment banking revenue and commissions — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

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Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Nine months ended
Non-GAAP core fee income including investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
GAAP noninterest income	$294,009	$333,750	$280,376	$186,707	$210,070	$908,135	$558,277
Less: gains on investment securities, net	29,849	47,698	29,028	10,729	32,193	106,575	77,365
Less: net gains on equity warrant assets	37,561	48,347	21,305	16,749	34,141	107,213	72,393
Less: other noninterest income	13,631	17,245	11,897	13,187	12,022	42,773	38,671
Non-GAAP core fee income including investment banking revenue and commissions	$212,968	$220,460	$218,146	$146,042	$131,714	$651,574	$369,848
Less: investment banking revenue	38,516	48,694	49,795	—	—	137,005	—
Less: commissions	12,275	14,429	14,108	—	—	40,812	—
Non-GAAP core fee income	$162,177	$157,337	$154,243	$146,042	$131,714	$473,757	$369,848

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
GAAP net gains on investment securities	$29,849	$47,698	$29,028	$10,729	$32,193	$106,575	$77,365
Less: income attributable to noncontrolling interests, including carried interest allocation	14,640	18,598	3,436	8,965	6,641	36,674	29,218
Non-GAAP net gains on investment securities, net of noncontrolling interests	$15,209	$29,100	$25,592	$1,764	$25,552	$69,901	$48,147

	Three months ended					Nine months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
GAAP noninterest expense	$391,324	$383,522	$365,664	$307,592	$309,445	$1,140,510	$880,601
Less: expense attributable to noncontrolling interests	145	168	379	173	154	692	349
Non-GAAP noninterest expense, net of noncontrolling interests	391,179	383,354	365,285	307,419	309,291	1,139,818	880,252
Less: expense attributable to SVB Leerink	55,200	61,935	60,540	—	—	177,675	—
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$335,979	$321,419	$304,745	$307,419	$309,291	$962,143	$880,252

GAAP net interest income	$520,644	$529,403	$512,886	$514,460	$493,222	$1,562,933	$1,379,528
Adjustments for taxable equivalent basis	2,957	2,905	2,907	2,952	2,858	8,769	6,249
Non-GAAP taxable equivalent net interest income	523,601	532,308	515,793	517,412	496,080	1,571,702	1,385,777
Less: income attributable to noncontrolling interests	14	16	11	1	10	41	29
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	523,587	532,292	515,782	517,411	496,070	1,571,661	1,385,748
Less: net interest income attributable to SVB Leerink	277	242	442	—	—	961	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$523,310	$532,050	$515,340	$517,411	$496,070	$1,570,700	$1,385,748

GAAP noninterest income	$294,009	$333,750	$280,376	$186,707	$210,070	$908,135	$558,277
Less: income attributable to noncontrolling interests, including carried interest allocation	14,568	18,736	3,248	8,839	6,692	36,552	29,161
Non-GAAP noninterest income, net of noncontrolling interests	279,441	315,014	277,128	177,868	203,378	871,583	529,116
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	15,209	29,100	25,592	1,764	25,552	69,901	48,147
Less: net gains on equity warrant assets	37,561	48,347	21,305	16,749	34,141	107,213	72,393
Less: investment banking revenue	38,516	48,694	49,795	—	—	137,005	—
Less: commissions	12,275	14,429	14,108	—	—	40,812	—
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$175,880	$174,444	$166,328	$159,355	$143,685	$516,652	$408,576

GAAP total revenue	$814,653	$863,153	$793,262	$701,167	$703,292	$2,471,068	$1,937,805
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$699,190	$706,494	$681,668	$676,766	$639,755	$2,087,352	$1,794,324

GAAP operating efficiency ratio	48.04%	44.43%	46.10%	43.87%	44.00%	46.15%	45.44%
Non-GAAP core operating efficiency ratio	48.05	45.49	44.71	45.42	48.35	46.09	49.06

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP non-marketable and other equity securities	$1,150,094	$1,079,749	$974,979	$941,104	$896,249
Less: amounts attributable to noncontrolling interests	142,182	148,270	134,130	134,962	130,995
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,007,912	$931,479	$840,849	$806,142	$765,254

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP SVBFG stockholders’ equity	$5,890,680	$5,554,043	$5,342,773	$5,116,209	$4,924,369
Less: intangible assets	190,111	192,981	193,219	—	—
Tangible common equity	$5,700,569	$5,361,062	$5,149,554	$5,116,209	$4,924,369
GAAP total assets	$68,231,233	$63,773,739	$60,160,285	$56,927,979	$58,139,734
Less: intangible assets	190,111	192,981	193,219	—	—
Tangible assets	$68,041,122	$63,580,758	$59,967,066	$56,927,979	$58,139,734
Risk-weighted assets	$43,712,495	$40,843,334	$40,048,892	$38,527,853	$37,889,139
Tangible common equity to tangible assets	8.38%	8.43%	8.59%	8.99%	8.47%
Tangible common equity to risk-weighted assets	13.04	13.13	12.86	13.28	13.00

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Tangible common equity	$4,918,767	$4,936,520	$4,696,564	$4,554,814	$4,260,685
Tangible assets	$66,824,088	$62,380,814	$58,774,326	$56,047,134	$57,245,029
Risk-weighted assets	$41,597,959	$38,821,244	$38,132,316	$37,104,080	$36,424,091
Tangible common equity to tangible assets	7.36%	7.91%	7.99%	8.13%	7.44%
Tangible common equity to risk-weighted assets	11.82	12.72	12.32	12.28	11.70